AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 6th day of January, 2012 by and between American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Holland Capital Management LLC (the “Adviser”);

WHEREAS, American Beacon Funds (the “Trust”), a Massachusetts Business Trust, is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees;

WHEREAS, the Trust’s agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the “Portfolios”) and as described in the Trust’s registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. Duties of the Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios’ assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser’s discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser’s activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager’s oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust’s current registration statement as amended from time to time and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Adviser can request that the Manager make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust’s Custodian(s) to hold and/or transfer the Portfolios’ assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).) The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.

(b) Valuation. In accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser will provide assistance to the Manager in determining the fair value of all securities and other investments owned by the Portfolios, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Portfolios for which market prices are not readily available. The Adviser will monitor the securities and other investments owned by the Portfolios for potential significant events that could affect their values and notify the Manager when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

(c) Compliance Matters. The Adviser, at its expense, will provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time. The Adviser also shall: (i) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Portfolios, the Trust and the Manager; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Portfolios, the Trust and the Manager; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain best execution as described in the Trust’s current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Adviser shall not, without the prior approval of the

Manager, effect any transactions which would cause the portion of the Portfolio’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Portfolio established by the Manager or set forth in the Portfolio’s registration statement. The Adviser shall not consult with any other investment sub-adviser of the Portfolio concerning transactions for the Portfolio in securities or other assets.

3. Voting Rights. For domestic securities, the Trust will exercise voting rights on any assets held in the Portfolios. For international securities, unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in accordance with the Adviser’s proxy voting policy and procedures, a current copy of which has been provided to the Manager.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and the Manager shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily assets of the specified Portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).

The Adviser agrees that for all accounts contracted directly with the Adviser (excluding accounts contracted indirectly through an intermediary and/or contracted through a client managed, directed, or monitored emerging, minority, or manager development program) and managed by the Adviser in substantially the same manner employing the same investment strategy: (1) that the blended fee in basis points contracted with the Manager will not exceed the blended fee in basis points contracted with an account of the same or smaller size (including other accounts managed for the same client); and (2) that the actual annual dollar fee paid by any other account of the same or larger size for whom the Adviser provides investment advisory services under an asset based fee arrangement (i.e., not a performance fee arrangement) will not be less than the actual annual dollar fee paid by the Manager. In the event that the fee charged to the Manager exceeds the fee charged to an account described in (1) or (2) above, the fee charged to the Manager shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account.

5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, audited financial statements, and such other information with regard to their affairs as each may reasonably request.

7. Status of Adviser. The Adviser agrees that for so long as it acts as the sole sub-adviser to the Portfolios neither the Adviser nor any affiliate or employee of the Adviser will engage in the business of providing investment advisory or sub-advisory services to investment companies registered under the Investment Company Act of 1940, as amended, that primarily invest in or offer a fund with a similar investment objective and strategy of the Portfolios, or any successor of the Portfolios. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager of the Trust.

8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request.

9. Liability of Adviser. The Adviser shall have no liability to the Trust, its shareholders or any third party arising out of or related to this Agreement except with respect to claims which occur due to any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s registration statement as required by law.

11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 11, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Portfolios’ shareholders to the extent required by the 1940 Act.

14. Governing Law. This Agreement shall be governed by the laws of Texas.

15. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolio, the obligations hereunder shall be limited to the respective assets of that Portfolio. The Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Holland Capital Management LLC		American Beacon Advisors, Inc.

By:	/s/ Monica L. Walker	By:	/s/ Gene L. Needles, Jr.
	Monica L. Walker		Gene L. Needles, Jr.
	President & CEO		President & CEO

Schedule A

To the

American Beacon Funds

Investment Advisory Agreement

between

American Beacon Advisors, Inc.

and

Holland Capital Management LLC

American Beacon Advisors, Inc. (“Manager”) shall pay compensation to Holland Capital Management LLC (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement between said parties for rendering investment management services with respect to the American Beacon Holland Large Cap Growth Fund in accordance with the following annual percentage rates for all Trust assets under Adviser’s management:

First $125 million	0.40 of 1%
Next $125 million	0.35 of 1%
Over $250 million	0.30 of 1%

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of January 6, 2012

Holland Capital Management LLC		American Beacon Advisors, Inc.

By:	/s/ Monica L. Walker	By:	/s/ Gene L. Needles, Jr.
	Monica L. Walker		Gene L. Needles, Jr.
	President & CEO		President & CEO

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